UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2025
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3001 Bishop Drive, Suite 350
San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_______________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 17, 2025, Five9, Inc. (the “Company”) announced that the Board of Directors (the “Board”) of the Company appointed, effective as of February 2, 2026 (the “Effective Date”), Amit Mathradas as the Company’s Chief Executive Officer and as a Class III director of the Company with a term set to expire at the 2026 annual meeting of stockholders. Michael Burkland will no longer serve as the Chief Executive Officer of the Company, effective as of the Effective Date. As previously disclosed, as of Mr. Mathradas’ appointment, Mr. Burkland will continue to serve on the Board in accordance with and subject to the terms of the Employment Transition Agreement, by and between Michael Burkland and the Company, dated as of July 31, 2025.

Mr. Mathradas, age 50, has served as Chief Executive Officer and a member of the board of directors for Nintex USA, Inc., a workflow automation company, since March 2023. Prior to that, Mr. Mathradas served as the President and Chief Operating Officer of Avalara, Inc., a tax software provider, from March 2019 to January 2023. From November 2015 to March 2019, Mr. Mathradas served as General Manager and Head of North American Small Business at PayPal, a digital payments company, where he led the company’s small business segment, managing teams responsible for acquisition, activation, cross-sell, and retention of small businesses. Prior to PayPal, from September 2013 to October 2015, Mr. Mathradas served as Senior Vice President and General Manager of Web.com, an internet services offering, focusing on small businesses. Mr. Mathradas holds a bachelor’s degree from Wittenberg University and an M.B.A. from Northwestern University’s Kellogg School of Management. Mr. Mathradas will be added to the Board because he will be our Chief Executive Officer and therefore will have unique perspectives on the Company and its business and because of his extensive experience as a chief executive officer and senior executive at companies in the technology industry.

There are no understandings or arrangements between Mr. Mathradas and any other person pursuant to which Mr. Mathradas was selected to serve a director of the Company. There are no relationships between Mr. Mathradas and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Mathradas’ appointment, the Company and Mr. Mathradas entered into an offer letter dated December 15, 2025 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Mathradas will receive an initial base salary of $600,000 and will be eligible to earn an annual bonus with a target amount of 100% of his base salary under the Company’s 2026 Executive Bonus Program (or successor programs), subject to the achievement of corporate performance targets which will be approved by the Compensation Committee in 2026 and with any bonus paid for 2026 prorated based on his start date. In addition, Mr. Mathradas will be eligible for a sign-on bonus in the amount of $550,000, which will be paid in 2 installments. If Mr. Mathradas voluntarily terminates employment with the Company or is terminated for cause, within 12 months after the Effective Date, Mr. Mathradas is required to repay to the Company 75% of the gross amount of the sign-on bonus (or portion thereof) that he received, within 30 days of his termination date.

In addition, Mr. Mathradas will be eligible to receive benefits under the Five9, Inc. 2019 Key Employee Severance Benefit Plan (the “KESP”) as a Tier 1 Participant, except that (i) subject to the other requirements of the KESP, upon a termination by the Company without cause, he will be eligible to receive the following additional payments: (A) a lump sum payment equal to the annual bonus for any completed year that is earned but unpaid as of his termination date, based on actual performance for such completed year (the “Prior Year Bonus”) and (B) a lump sum payment equal to the annual bonus for the year in which his termination occurs, based on actual annual performance and pro-rated for the portion of the year that he was employed by the Company prior to his termination date (the “Pro-Rata Bonus”); and (ii) upon a Constructive Termination (as defined in the Offer Letter) that is not in connection with a change in control, Mr. Mathradas will receive the same benefits under the KESP as he would for a termination by the Company without cause.

The Company will also grant Mr. Mathradas (i) a restricted stock unit award (“RSU”) with the underlying shares having a dollar value of $12.5 million, which will vest as to one-third of the total number of shares subject to the RSU on March 3, 2027 and one-twelfth of the total number of shares subject to the RSU every three months thereafter, in each case, subject to his continued service with the Company on each vesting date, except that upon a qualifying termination of employment (which includes an involuntary termination without cause or a Constructive Termination) prior to March 3, 2027, 1/3 of such RSU will become vested on his termination date, and (ii) a performance-based restricted stock unit award (“PRSU Award”) with the underlying shares having a target dollar value of $14.0 million. The amount of performance-based restricted stock units (“PRSUs”) that may be earned pursuant to the PRSU Award ranges from 0% to 200% of the target number of PRSUs based on the Company’s relative total stockholder return (“RTSR”) performance as compared to the companies in the S&P Software and Services Select Index during two over-lapping performance periods consisting of (i) a two-year period (January 1, 2026 through December 31, 2027) (the “2-Year Performance Period”) and (ii) a three-year period (January 1, 2026 through December 31, 2028) (the “3-Year Performance Period”). 60% of the total PRSUs may be earned and settled in shares following the end of the 2-Year Performance Period and 40% of the total PRSUs may be earned and settled in shares following the end of the 3-Year Performance Period, in each case, based on RTSR performance and subject to continued employment through the applicable payment date; provided that upon a qualifying termination of employment that occurs between January 1, 2027 and December 31, 2027, up to 33% of the maximum number of PRSUs may be earned and settled in shares following such qualifying termination, based on RTSR performance during the period consisting of January 1, 2026 through December 31, 2026. If the Company’s actual total stockholder return for any performance period is negative, then no more than 100% of the target amount of PRSUs for such period may be earned. Upon a qualifying termination of employment in connection with a change in control of the Company, 100% of the unvested RSUs will vest on a double-trigger basis and the unvested PRSUs will vest on a double-trigger basis (i) at the target level for the uncompleted portions of the performance periods and (ii) at the actual level of performance measured through the date of the change in control of the Company, based on the price per share paid in such change in control. The RSUs and PRSUs are otherwise on the Company’s standard terms contained in the previously filed forms of award agreements.

The Company will provide Mr. Mathradas with corporate housing and the use of a Company-owned or leased automobile in the San Francisco Bay Area for the period from the Effective Date through the 18-month anniversary of the Effective Date (the “Transition Period”). The Company will also reimburse Mr. Mathradas for travel expenses he incurs with respect to his travel to and from the San Francisco Bay Area during the Transition Period.

If Mr. Mathradas is required to relocate to the San Francisco Bay Area after the Transition Period, the Company will provide market-competitive relocation benefits for an executive-level role, which will be determined at the time of such relocation (if applicable). If Mr. Mathradas voluntarily terminates his employment or is terminated for cause within 12 months after his relocation, he will be required to repay the Company 75% of the gross amount of the relocation benefits he received within 30 days of his termination of employment to the extent permitted by applicable law.

The foregoing is not a complete description of the Offer Letter and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Company will enter into an indemnification agreement with Mr. Mathradas in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement will require the Company to indemnify Mr. Mathradas to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified, among other things.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated December 15, 2025, by and between the Company and Amit Mathradas
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: December 17, 2025	By:	/s/ Bryan Lee
Bryan Lee
Chief Financial Officer